EXHIBIT 99.1

SYSTEMAX

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Steven M. Goldschein
516-608-7000

SYSTEMAX REPORTS RECORD QUARTERLY AND FULL YEAR SALES AND SHARPLY INCREASED EARNINGS

Fourth Quarter 2004 highlights:
  -  Record quarterly sales of $551 million, 26% increase over last year
  -  North American sales up 36%
  -  North American operating income increases from $2.6 million to $20.7 million
  -  Sharply increased earnings
  -  E-commerce sales increase 45% year over year
  -  Consolidation of North American computer businesses complete

Full Year 2004 highlights:
  -  Record annual sales total $1.93 billion
  -  Earnings per diluted share of $.35, up 250%
  -  E-commerce sales increase 34% over last year

PORT WASHINGTON, NY, April 13, 2005 - Systemax Inc. (NYSE:SYX), a leading distributor and manufacturer of PC hardware, related computer products and industrial products in North America and Europe, today announced results for the fourth quarter and year ended December 31, 2004 and restated results for the year ended December 31, 2003.

Net sales for the fourth quarter increased $113.3 million or 25.9% to a record $550.8 million from $437.5 million in the same quarter last year. Fourth quarter 2004 e-commerce sales increased $48.4 million or 44.8% to $156.4 million, representing 28.4% of total sales in the period. North American net sales increased 35.6% to $359.6 million compared to $265.1 million in the same quarter a year ago. European net sales increased 11% over last year with foreign exchange translation accounting for substantially all of the increase. North American operating income increased to $20.7 million from $2.6 million a year ago. This increase resulted from the combination of increased sales and the maintenance of spending on selling, general and administrative expenses at year-ago levels. Operating losses in Europe increased to $9.4 million from $2.5 million compared to the fourth quarter of 2003. European results were adversely affected by lower gross margins and non-recurring restructuring costs. During the first quarter of 2005 additional steps were taken in Europe to reduce operating expenses including a workforce reduction of approximately 185 people with an expected annual savings of approximately $8 million. First quarter results of 2005 will include severance costs of approximately $2.5 million relating to the workforce reduction. Net income for the fourth quarter was $8.25 million or $.23 per diluted share compared to a loss of $137,000 ($.00 per diluted share) for the same period last year. Fourth quarter results include pretax restructuring and other charges of $1.3 million (2004) and $2.9 million (2003). Excluding the effects of the restructuring and other charges, net income for the quarter would have been $9.2 million ($.25 per diluted share) in 2004 compared to $1.8 million ($.05 per diluted share) last year.

Systemax achieved record annual net sales for 2004, as sales increased 16.3% to $1.93 billion from $1.66 billion in 2003. North American sales increased 20% to $1.23 billion from last year’s $1.03 billion principally due to strong consumer sales at TigerDirect and growth in industrial product sales. European net sales increased 10.2% to $696.2 million from $631.5 million in 2003. With foreign exchange translation accounting for a $70.0 million increase in 2004 net sales, those sales decreased approximately 1% when measured in local currencies. The Company’s gross profit percentage fell to 15.1% in 2004 from 16.0% in the prior year due to continued pricing pressure resulting from weak market demand, competition and changes in the mix of products sold. Selling, general and administrative expenses fell to 13.5% of net sales from 15.2% a year ago. The Company’s restructuring activities reduced the workforce, lowering salary and benefit costs. These savings were partially offset by increased credit card processing fees resulting from higher sales levels and higher costs in Europe due to the effects of changes in foreign exchange rates. Net income for 2004 increased to $12.6 million or $.35 per diluted share compared to $3.35 million or $.10 per diluted share in the prior year. Results for the years ending December 31, 2004 and 2003 include pretax restructuring and other charges of $7.4 million (2004) and $1.7 million (2003). Excluding the effects of the restructuring and other charges, net income for the year would have been $17.6 million ($.50 per diluted share) in 2004 compared to $7.2 million ($.21 per diluted share) last year.

As discussed above, during 2004 and 2003 the Company incurred certain restructuring and other charges in connection with the streamlining and reorganization of its back office and distribution facilities in both North America and Europe. A reconciliation between income from operations, as reported in accordance with generally accepted accounting principles, and pro forma net income, excluding these adjustments has been provided.

Richard Leeds, Chairman and Chief Executive Officer, stated “We are extremely pleased by our strong fourth quarter performance. Our sales growth was led by a sharp increase at TigerDirect, where approximately half of its sales are to the consumer market. Another highlight of both the fourth quarter and the full year is the continued growth of our e-commerce business which reached 28.4% of consolidated fourth quarter net sales and totaled $514.8 million for 2004 or 26.7% of net sales. E-commerce sales help us to leverage selling, general and administrative expenses, enabling more profit to drop to the bottom line. The actions we have taken over the last two years in restructuring and reorganizing our business, both in North America and Europe, have begun to pay dividends.”

Led by Tiger Direct’s Chief Executive Officer, Gilbert Fiorentino, our now completed US computer business reorganization, saw seven divisions combined into one. Mr. Fiorentino commented, “Not only are we more profitable, we are a more able competitor in the marketplace. Our plan is to replicate this model in the United Kingdom during 2005 and return Europe to profitability.”

Steven M. Goldschein, Senior Vice President and Chief Financial Officer, noted that the Company’s financial position remains strong. Days sales outstanding improved to 25.1 from 31.4 last year. This mirrors the growth in credit card business where the sales to cash cycle is 2 – 3 days rather than the normal 30-45 days. The Company recently extended its domestic credit facility for eighteen months under substantially the same terms and conditions. The Company expects to finalize a new worldwide credit agreement in the next two months.

Richard Leeds added “We believe we are well positioned to serve our customers in both North America and Europe under current economic conditions. The steps we have taken in restructuring our European businesses are aimed at returning us to operating profitably during 2005. I am encouraged by the progress we are making with our ProfitCenter suite of web-based software. Following our successful internal installation and use of the software, we now expect initial third party customer installations in the first half of 2005.”

Restatement of Financial Statements

The Company previously announced a delay in reporting its results for the year ended December 31, 2004 pending restatement of its financial statements for the year ended December 31, 2003 and the first three quarters of 2004, to correct errors in accounting for inventory at its United Kingdom subsidiary.

Results for the first three quarters of 2004 have been restated from those previously released as follows:

                           First                  Second                Third       Third
                           Quarter     First      Quarter    Second     Quarter     Quarter
                           2004, as    Quarter    2004, as   Quarter    2004, as    2004,     Fourth
 (In thousands)            previously  2004, as   previously 2004, as   previously  as        Quarter     Fiscal
                           reported    restated   reported   restated   reported    restated   2004         2004
                           ---------   --------   ---------  --------   ---------   --------  -------     ------

 Net Sales                  $485,736   $485,736   $430,990   $430,990   $460,271  $460,271   $550,838  $1,927,835
 Gross Profit                $74,820    $74,139    $67,818    $67,136    $73,224   $72,485    $76,623    $290,383
 Income from operations       $5,203     $4,522     $2,744     $2,062     $5,782    $5,043    $11,289     $22,916
 Income before provision      $4,556     $3,875     $2,318     $1,636     $5,067    $4,328    $10,634     $20,473
    for income taxes
 Provision for income         $2,144     $1,940     $1,647     $1,441     $2,375    $2,155     $2,387      $7,923
    taxes
 Net income                   $2,412     $1,935       $671       $195     $2,692    $2,173     $8,247     $12,550
 Net income per common
    share:
  Basic                         $.07       $.06       $.02       $.01       $.08      $.06       $.24        $.37
  Diluted                       $.07       $.05       $.02       $.01       $.08      $.06       $.23        $.35

                                                            SYSTEMAX INC.
                                                    Consolidated Statements of Operations
                                           (In thousands, except per share and share amounts)

                                              Three Months Ended                                    Year Ended
                                                 December 31,                                      December 31,
                                    ------------------------------------------  ---------------------------------------------------
                                     2004           2003            2003              2004               2003             2003
                                    ------------------------------------------  ---------------------------------------------------
                                                (As restated)    (As originally                     (As restated)    (As originally
                                                                   reported)                                           reported)

Net sales                             $550,838        $437,508       $437,508         $1,927,835       $1,657,778       $1,657,778
Cost of sales                          474,215         373,309        372,353          1,637,452        1,392,745        1,389,509
                                    ------------------------------------------  ---------------------------------------------------
Gross profit                            76,623          64,199         65,155            290,383          265,033          268,269
Selling, general & administrative       64,019          61,155         61,155            260,111          251,460          251,460
expenses
Restructuring and other charges          1,315           2,886          2,886              7,356            1,726            1,726
Goodwill Impairment                                                                                         2,560            2,560
                                    ------------------------------------------  ---------------------------------------------------
Income from operations                  11,289             158          1,114             22,916            9,287           12,523
Interest and other expense, net            655             514            514              2,443            1,589            1,589
                                    ------------------------------------------  ---------------------------------------------------
Income (loss) before income taxes       10,634           (356)            600             20,473            7,698           10,934
Provision (benefit) for income taxes     2,387           (219)             67              7,923            4,352            5,323
                                    ------------------------------------------  ---------------------------------------------------
Net income (loss)                       $8,247          $(137)           $533            $12,550           $3,346           $5,611
                                    ==========================================  ===================================================
Net income (loss) per
common share:

Basic                                     $.24            $.00           $.01               $.37             $.10             $.16
                                    ==========================================  ===================================================
Diluted                                   $.23            $.00           $.01               $.35             $.10             $.16
                                    ==========================================  ===================================================

Weighted Average Common And Common
Equivalent Shares:
Basic                                 34,416,256      34,283,270     34,283,270         34,372,943       34,164,093       34,164,093
                                     ==========================================  ===================================================
Diluted                               36,233,146      35,260,031     35,260,031         35,489,283       34,879,546       34,879,546
                                     ==========================================  ===================================================

Operations by geographic area (in millions):

                                                       Three months ended
                                                           December 31,                   Year ended December 31,
                                                       2004            2003               2004               2003
                                                       ----            ----               ----               ----
North America:
Net sales                                             $359.6           $265.1            $1,231.6          $1,026.2
                                                      ======           ======            ========          ========
Income from operations                                 $20.7             $2.6               $35.4             $14.5
                                                      ======           ======            ========          ========
Europe:
Net sales                                             $191.2           $172.4              $696.2            $631.5
                                                      ======           ======            ========          ========
Loss from operations                                  $(9.4)           $(2.5)             $(12.5)            $(5.2)
                                                      ======           ======            ========          ========

                                                SYSTEMAX INC.
                                    Condensed Consolidated Balance Sheets
                                                (in thousands)
                                                         December 31,   December 31,    December 31,
                                                            2004            2003           2003
                                                         -----------    ------------    ------------
CURRENT ASSETS:                                                         (As restated)   (As previously
                                                                                         reported)

Cash and cash equivalents                                  $36,257        $38,702         $38,702
Accounts receivable, net                                   153,724        152,435         152,435
Inventories                                                176,227        133,905         133,905
Prepaid expenses and other current assets                   33,700         36,981          36,981
                                                   -----------------------------------------------
Total Current Assets                                       399,908        362,023         362,023
Property, plant and equipment, net                          65,563         68,647          68,647
Other assets                                                18,829         16,049          14,982
                                                   -----------------------------------------------
TOTAL                                                     $484,300       $446,719        $445,652
                                                   ===============================================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portions of long-term debt and
notes payable to banks                                     $16,560        $20,814         $20,814
Accounts payable, accrued expenses and
other current                                              222,620        195,699         192,143
liabilities
                                                   -----------------------------------------------
Total Current Liabilities                                  239,180        216,513         212,957
Long-term debt                                              17,099         18,353          18,353
Other liabilities                                            1,505          1,768           1,768

Shareholders' equity                                       226,516        210,085         212,574
                                                   -----------------------------------------------
TOTAL                                                     $484,300       $446,719        $445,652
                                                   ===============================================

Systemax Inc.
Reconciliation of GAAP
income to earnings excluding certain charges (In thousands, except per share data) (Unaudited)

                                                            Year ended                    Three months ended
                                                           December 31,                      December 31,
                                                          2004           2003               2004            2003
                                                         ---------    ------------         ----------   -------------
                                                                     (As restated)                      (As restated)

Income from operations                                   $22,916            $9,287          $11,289            $158
Adjustments:
Restructuring and other charges (1)                        7,356             1,726            1,315           2,886
Goodwill Impairment (2)                                                      2,560
                                                         -------            ------          -------           -----
Earnings excluding certain charges before
    interest and other expense, net and income
    taxes                                                 30,272            13,573           12,604           3,044
Interest and other expense, net                            2,443             1,589              655             514
                                                         -------            ------          -------           -----
Earnings excluding certain charges before
    income taxes                                          27,829            11,984           11,949           2,530
Provision for income taxes                                10,244             4,823            2,731             701
                                                         -------            ------          -------           -----
Earnings excluding certain charges                       $17,585            $7,161           $9,218          $1,829
                                                         =======            ======          =======           =====

Earnings excluding certain charges per diluted
    share                                                   $.50              $.21             $.25            $.05
                                                         =======            ======          =======           =====
Diluted weighted average shares outstanding
                                                          35,489            34,880           36,233          35,260
                                                         =======            ======          =======           =====

(1) The $1.3 million restructuring charge in the fourth quarter of 2004 represents costs incurred in reorganizing our European business. The restructuring charges for the year ended December 31, 2004 includes $3.7 million of costs incurred in streamlining the US computer business and $3 million of costs for streamlining our European operations. The $2.9 million restructuring charge in the fourth quarter of 2003 is comprised of excess facilities costs in the United States and the United Kingdom. The restructuring and other charges for the year ended December 31, 2003 includes the reversal of a $1.3 million liability no longer needed as a result of a litigation settlement.

(2) The $2.6 million goodwill impairment charge occurred during the second quarter of 2003. The Company purchased the minority shares in its Netherlands subsidiary pursuant to the terms of the original purchase agreement. The entire purchase price was attributable to goodwill and as a result of an impairment analysis, was written off.

NOTE - The above reconciliation is intended to present Systemax's operating results, excluding certain charges and providing income taxes (benefits) at local effective tax rates. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. The presentation of this financial measure facilitates meaningful comparison with prior periods.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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